Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 033-59563, 333-11860, 333-100004, 333-119504, and 333-215251) of our report dated June 27, 2025, with respect to the statement of net assets available for benefits of The Toro Company Retirement Plan as of December 31, 2024, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2024, which report appears in the December 31, 2024 Annual Report on Form 11-K of The Toro Company Retirement Plan.

/s/ CBIZ CPAs P.C.

West Conshohocken, Pennsylvania
June 27, 2025